SECURITIES AND EXCHANGE COMMISSION



                     WASHINGTON, D.C. 20549



                             FORM 10


           GENERAL FORM FOR REGISTRATION OF SECURITIES

 Pursuant to Section 12(b) or (g) of the Securities Exchange Act
                             of 1934

                  ENERGYNORTH NATURAL GAS, INC.
            (Exact name of registrant in its charter)
                          _____________


New Hampshire                              02-0209312
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)


    1260 Elm Street, P.O. Box 329, Manchester, NH  03105-0329
                         (603) 625-4000
(Address, zip code and telephone number of principal executive offices)



Securities to be registered pursuant to Section 12(b) of the Act: NONE



Securities to be registered pursuant to Section 12(g) of the Act:

FIRST MORTGAGE BONDS DESIGNATED AS
7.40% SERIES E BONDS DUE SEPTEMBER 30, 2027
(Title of Class)

                  ENERGYNORTH NATURAL GAS, INC.

                             FORM 10

                        Table of Contents


TABLE OF CONTENTS                                                   Page
                                                                   -----

  ITEM 1.  DESCRIPTION OF BUSINESS                                   3
  ITEM 2.  FINANCIAL INFORMATION                                     3
  ITEM 3.  DESCRIPTION OF PROPERTY                                   4
  ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND       4
           MANAGEMENT
  ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL      5
           PERSONS
  ITEM 6.  EXECUTIVE COMPENSATION                                    6
  ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS           6-7
  ITEM 8.  LEGAL PROCEEDINGS                                         7
  ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S         7
           COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
  ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES                   7
  ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED   7
  ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS                 7
  ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA                        8
  ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON          8
           ACCOUNTING AND FINANCIAL DISCLOSURE
  ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS                        8-9

                             ITEM 1.
                     DESCRIPTION OF BUSINESS

Information responsive to this Item is incorporated by reference to Item 1 of the Registrant's Annual Report on Form 10-K for the
Fiscal Year ended September 30, 1998 as filed with the Securities and Exchange Commission on or about December 22, 1998.


                             ITEM 2.
                     SELECTED FINANCIAL DATA

The following table sets forth selected financial data of the Registrant. The selected financial data for the five fiscal years ended September 30, 1998 were derived from the audited financial statements of the Registrant. The financial data set forth below should be read in conjunction with the Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Registration Statement.

                                                            Fiscal Years Ended September 30
                                                       1998      1997      1996      1995      1994
                                                   --------  --------  --------  --------  --------
Total operating revenues                           $ 85,296  $ 92,978  $ 77,510  $ 69,817  $ 88,150
Net Income                                            4,913     5,985     5,427     3,745     4,837
Cash dividends                                        3,803     3,649     3,635     3,368     3,199
Total assets                                        136,775   131,261   122,706   112,287   111,685
Capitalization:
  Common Stockholder's equity                        44,803    43,693    41,357    38,065    37,688
  Long-term debt
    (including capital lease obligations)            42,432    42,913    27,102    28,577    30,143
  Total capitalization                               87,235    86,606    68,459    66,642    67,831
  Short-term debt
    (including current portion of long-term debt)     2,341       484    11,206     3,195     1,709
____________
Reclassifications are made periodically to previously issued financial data to conform to the current presentation.


 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                      RESULTS OF OPERATIONS

Information responsive to this Item is incorporated by reference to Item 7 of the Registrant's Annual Report on Form 10-K for the
Fiscal Year ended September 30, 1998 as filed with the Securities and Exchange Commission on or about December 22, 1998.


   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Registrant does not enter into material market risk sensitive transactions.

                             ITEM 3.
                     DESCRIPTION OF PROPERTY

Information responsive to this Item is incorporated by reference to Item 2 of the Registrant's Annual Report on Form 10-K for the
Fiscal Year ended September 30, 1998 as filed with the Securities and Exchange Commission on or about December 22, 1998.


                             ITEM 4.
         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                         AND MANAGEMENT

Principal holders of securities

All shares of the Registrant's common stock, its only outstanding class of equity securities, are held by its parent, EnergyNorth, Inc. (ENI), 1260 Elm Street, P.O. Box 329, Manchester, New
Hampshire 03105-0329. The following table sets forth information regarding beneficial ownership of EnergyNorth, Inc.'s $1.00 par value Common Stock, its only class of securities, by each director, certain executive officers (Ms. Chicoine and Messrs. Childs, Demers and Margossian), and all directors and executive officers of the Registrant as a group, as of October 21, 1998. No person is known to the Registrant to own more than 5% of EnergyNorth, Inc.'s stock.

Name                                                  Shares Beneficially Owned*
----                                                  --------------------------
Edward T. Borer (1)                                                       15,189
Michelle L. Chicoine                                                       2,494
Frank L. Childs                                                            1,306
Richard P. Demers                                                          2,044
Robert R. Giordano (2)                                                    17,371
Kenneth M. Margossian                                                          -
N. George Mattaini (3)                                                    11,512
All Directors and Executive Officers as a Group (9 in number at 12/31/98) 51,767

_______________
*The beneficial ownership of shares of directors and executive officers of the Registrant in no individual case exceeded one percent of the outstanding Common Stock of EnergyNorth, Inc. Such ownership represented in the aggregate 1.6 percent of the outstanding Common Stock of EnergyNorth, Inc.

(1) Includes 963 shares held by Mr. Borer's spouse, in which he disclaims beneficial ownership.
(2) Includes 430 shares held by Mr. Giordano's spouse, in which he disclaims beneficial ownership.
(3) Includes 7,404 shares held by Mr. Mattaini's spouse, in which he disclaims beneficial ownership.

                             ITEM 5.
                 DIRECTORS, EXECUTIVE OFFICERS,
                  PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Directors of the Registrant each serve for a term of one year, or until their successors have been duly elected and qualified. The term of office of each executive officer terminates when his or her successor has been duly elected and qualified. Set forth below is certain information with respect to the directors and executive officers of the Registrant.


                                Served as  Served as   Principal Occupations and Employment During Last
Name, Age and Position           Director   Officer                 Five Years Other Than
with the Registrant               Since      Since                   with the Registrant


Robert R. Giordano, 60 (1)         1984       1982     President and Chief Executive Officer of ENI.
  Chairman and Chief Executive
  Officer; Director

N. George Mattaini, 73 (1)         1982        --      Retired President and Chief Executive Officer
  Director                                             of ENI.

Edward T. Borer, 60 (1)(2)         1982        --      Chairman (and until 1996, Chief Executive
  Director                                             Officer; and, until 1995, President) of
                                                       Philadelphia Investment Services, a
                                                       registered securities broker/dealer
                                                       investment advisor.  Chairman of ENI.

Michelle L. Chicoine, 42 (3)       1996       1990     Executive Vice President of ENI; formerly
  President; Director                                  (1996-1998) Senior Vice President, Treasurer
                                                       and Chief Financial Officer, formerly (1993-
                                                       1997) Vice President of ENI.

Kenneth M. Margossian, 50          1998       1998     Senior Vice President of ENI; formerly (until
  Executive Vice President;                            1997) President and Chief Operating Officer
  Director                                             of Commonwealth Gas Company, a natural gas
                                                       distribution company.

Frank L. Childs, 54                1996       1995     Senior Vice President, Treasurer and Chief
  Senior Vice President,                               Financial Officer of ENI; formerly (1998)
  Treasurer, Chief Financial                           Senior Vice President, formerly (1995-1997)
  Officer and Secretary;                               Vice President; formerly (1992-1994)
  Director                                             Executive Vice President and Chief
                                                       Administrative Officer of UNITIL Corporation,
                                                       a registered public utility holding company;
                                                       formerly (until 1994) President of Fitchburg
                                                       Gas and Electric Light Company, a public
                                                       utility.

Richard P. Demers, 61               --        1988     Vice President of ENI.
  Vice President

David A. Skrzysowski, 52            --        1989     Vice President and Controller of ENI.
  Vice President and Controller

Stephen W. Smith, 51                --        1997     Vice President of ENI (since 1997); formerly
   Vice President                                      (1993-1996) Director of Human Resources of
                                                       Hampshire Chemical Corporation.


(1) Director of EnergyNorth, Inc., parent of the Registrant.
(2) Mr. Borer is a director of Philadelphia Corporation for Investment Services.
(3) Ms Chicoine is a nominee for election to the Board of Directors of EnergyNorth, Inc.


COMPENSATION OF DIRECTORS

The directors of the Registrant are not compensated by the Registrant for services provided to the Registrant as directors. However, the directors of the Registrant are compensated by ENI, the parent of the Registrant, for services as directors and/or officers of ENI. Approximately eighty-nine percent of compensation paid to directors of ENI is allocated to the Registrant.

The Chairman of the board of directors of ENI receives an annual retainer of $42,000, and the Vice Chairman receives an annual retainer of $24,000. All other directors of ENI receive annual retainers of $10,500. Committee Chairmen receive additional annual retainers of $2,500. Directors of ENI, other than the Chairman and Vice Chairman, receive fees of $600 for each board meeting attended and $500 for each committee meeting attended, with the exception of multiple meetings of the board of directors held on the day of the annual meeting of the board of directors. Directors of ENI also receive annual incentive stock awards of 100 shares of ENI common stock if stated earnings and total return objectives are met. Directors of ENI who are employees receive no annual retainers or meeting fees.

Directors of ENI may elect to have portions of the retainers and fees credited each year to a deferred compensation account pursuant to a plan that provides for accrual of interest and distribution of the deferral accounts in lump sum amounts or in equal installments over ten years, at the option of each director, beginning on the date designated by the director.

                            ITEM 6.
                    EXECUTIVE COMPENSATION

Summary Compensation Table

The Summary Compensation Table responsive to this Item is incorporated by reference to pages 6 through 8 of EnergyNorth, Inc.'s Proxy Statement for its Annual Meeting to be held February 3, 1999. The Summary Compensation Table shows compensation paid by ENI, the Registrant's parent, for services rendered in all capacities during the fiscal years ended September 30, 1998, 1997, and 1996 to the Registrant's Chief Executive Officer and the four other executive officers of the Registrant whose salary and cash incentive compensation award for the 1998 fiscal year exceeded $100,000. Substantially all (approximately 93%) of such executive compensation was charged to the Registrant, based on an allocation of services performed by each executive officer.

                             ITEM 7.
         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Registrant is one of three principal operating subsidiaries of EnergyNorth, Inc. The other principal operating subsidiaries of ENI are EnergyNorth Propane, Inc. (ENPI), a retailer of propane which serves customers in central and southern New Hampshire and ENI Mechanicals, Inc. (ENMI), which in turn owns Northern Peabody, Inc. (NPI) and Granite State Plumbing and Heating, Inc. (GSPH), mechanical contractors engaged in the design, construction and service of plumbing, heating, ventilation, air conditioning and process piping systems. EnergyNorth Propane, Inc. is also a 49% member in VGS Propane LLC, a Vermont limited liability company which provides propane sales and service in Vermont. NPI and GSPH serve commercial, industrial and institutional customers in northern New England including an operating location in Portland, Maine. ENI's common stock is registered under the Exchange Act and listed on the New York Stock Exchange under the symbol "EI." Neither ENI nor any of its subsidiaries (other than the Registrant) have guaranteed or pledged assets for repayment of the securities registered pursuant to this Registration Statement.

In general, the senior management of ENI serves as the senior management of all of its subsidiaries, including the Registrant, and ENI is the employer of the senior management. ENI provides for the administrative support and services and establishes policies, plans, and goals for the Registrant. The Registrant has entered into a Cost Allocation Agreement with ENI and ENI's other subsidiaries in order to provide for the equitable allocation of costs of goods and services incurred by ENI or its subsidiaries for the benefit of one or more of the subsidiaries or for ENI. Generally, cost allocations for ENI's subsidiaries, including the Registrant, are based upon each subsidiary's fixed assets, number of customers, and net income, relative to the other subsidiaries. For fiscal 1998, the Registrant's allocation of costs under the Cost Allocation Agreement is 89%. Management of the Registrant believes that the goods and services provided by ENI and its other subsidiaries are obtained on terms that are at least as fair to the Registrant as terms that could have been obtained from unaffiliated third parties. The Registrant is also a party to a Tax Sharing Agreement with ENI and its other subsidiaries whereby the Registrant, ENI, and ENI's other subsidiaries agree to be responsible for their allocable share of federal income taxes (or be entitled to their allocable share of any refunds) in the event that a consolidated tax return is filed. Tax allocations are based upon calculations made in accordance with federal tax laws and regulations.


                             ITEM 8.
                        LEGAL PROCEEDINGS

Information responsive to this Item is incorporated herein by reference to Item 3 of ENI's Annual Report on Form 10-K for the
Fiscal Year ended September 30, 1998 as filed with the Securities and Exchange Commission on or about December 22, 1998.

                             ITEM 9.
 MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY
                 AND RELATED STOCKHOLDER MATTERS

(a)  The Registrant's common stock is not publicly traded.

(b) All 120,000 shares of the Registrant's outstanding common stock are held by EnergyNorth, Inc.

(c) The Registrant paid dividends of approximately $3,803,000 and $3,649,000 in fiscal years ended September 30, 1998 and 1997 respectively.

                            ITEM 10.
             RECENT SALES OF UNREGISTERED SECURITIES

Information responsive to this Item is incorporated by reference to Part II, Item 2 "Changes in Securities and Use of Proceeds" of the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997 as filed with the Securities and Exchange Commission on or about January 23, 1998.

                            ITEM 11.
     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Information responsive to this Item is incorporated by reference to "Description of Bonds" on pages 26-32 of the Registrant's Amendment No. 2 to Form S-1 Registration Statement (Reg. No. 333-32949) filed with the Securities and Exchange Commission on or about September 17, 1997.

                            ITEM 12.
            INDEMNIFICATION OF DIRECTORS AND OFFICERS

Information responsive to this Item is incorporated by reference to Part II, Item 14 "Indemnification of Directors and Officers" on page II-1 of the Registrant's Amendment No. 2 to Form S-1 Registration Statement (Reg. No. 333-32949) filed with the Securities and Exchange Commission on or about September 17, 1997.

                            ITEM 13.
           FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Information responsive to this Item is incorporated by reference to Item 8 of the Registrant's Annual Report on Form 10-K (File No. 333-32949) for the Fiscal Year ended September 30, 1998 as filed with the Securities and Exchange Commission on or about December 22, 1998.

                            ITEM 14.
          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

There were no such matters during the fiscal year ended September 30, 1998.

                            ITEM 15.
           FINANCIAL STATEMENTS AND INDEX TO EXHIBITS

(a) List of documents filed as part of this Report

    (1) Financial Statements

        The following financial statements are
        incorporated by reference to Part II, Item 8 of the Registrant's Annual Report on Form 10-K (File No. 333-32949) for the Fiscal Year ended September 30, 1998 as filed with the Securities and Exchange Commission on or about
        December 22, 1998:

        Statements of Income for the years ended September 30, 1998, 1997 and 1996
        Balance Sheets at September 30, 1998 and 1997
        Statements of Capitalization at September 30, 1998 and 1997
        Statements of Retained Earnings for the years ended September 30, 1998, 1997 and 1996
        Statements of Cash Flows for the years ended September 30, 1998, 1997 and 1996
        Notes to Financial Statements
        Report of Independent Public Accountants
        Supplementary Financial Information


    (2) Financial Statement Schedules

        The following supplementary financial statement schedules required by Rule 5-04 of Regulation S-X, and report thereon, are filed as part of this Form 10 on the page indicated below:

               Schedule                                                 Page No.
               Number    Description                              in this Report

               II        Valuation and Qualifying Accounts for the            10
                         three years ended September 30,

               Report of Independent Public Accountants is incorporated by reference to Part II, Item 8 of the Registrant's Annual Report on Form 10-K (File No. 333-32949) for the Fiscal Year ended September 30, 1998 as filed with the Securities and Exchange Commission on or about December 22, 1998.

Schedules other than the one listed above are either not required or not applicable, or the required information is shown in the financial statements or notes thereto.

    (3) Exhibits Required by Item 601 of Regulation S-K

        See Exhibit Index on pages 12 and 13.

(b) Exhibits - See Exhibit Index on pages 12 and 13.

(c) Financial Statement Schedules

                                                                                 SCHEDULE II



                          ENERGYNORTH NATURAL GAS, INC.
                        VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)

  Reserves that are deducted in the balance sheets from assets to which they apply:

                                                 Additions

                                  Balance at  Charged to   Charged to                Balance
  Year ended                       beginning   costs and        other                 at end
September 30,  Description         of period    expenses  accounts(1)  Deductions  of period
-------------  -----------        ----------  ----------  -----------  ----------  ---------


       1998    Allowance for
               doubtful accounts      $1,309      $1,080         $118      $1,419     $1,088

       1997    Allowance for
               doubtful accounts       1,176       1,190          136       1,193      1,309

       1996    Allowance for
               doubtful accounts         907       1,130          138         999      1,176

_________________
(1)  Represents recoveries on accounts previously written off


                           SIGNATURES

In accordance with the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                        ENERGYNORTH NATURAL GAS, INC.
                                                (Registrant)



Date:  January 28, 1999               By /S/ MICHELLE L. CHICOINE
                                            Michelle L. Chicoine
                                                  President

EXHIBIT INDEX

The exhibits listed below are filed herewith, or are incorporated herein by reference to other filings.

Exhibit
Number     Description

3.1 Articles of Incorporation of EnergyNorth Natural Gas, Inc. are incorporated by reference to Exhibit 3.1 to EnergyNorth Natural Gas, Inc.'s Registration Statement on Form S-1, No. 333-32949, dated August 6, 1997.

3.2 By-Laws of EnergyNorth Natural Gas, Inc., as amended, are incorporated by reference to Exhibit 3.2 to EnergyNorth Natural Gas, Inc.'s Amendment No. 2 to
           Registration Statement on Form S-1, No. 333-32949, dated September 17, 1997.

4.1 Gas Service, Inc. General and Refunding Mortgage, dated as of June 30, 1987, as amended and supplemented by a First Supplemental Indenture, dated as of October 1, 1988, and by a Second Supplemental Indenture, dated as of August 31, 1989, is incorporated by reference to Exhibit 4.1 to EnergyNorth, Inc.'s Form 10-K (File No. 0-11035) for the fiscal year ended September 30, 1989.

4.2 Third Supplemental Indenture, dated as of September 1, 1990, to Gas Service, Inc. General and Refunding Mortgage Indenture, dated as of June 30, 1987, is incorporated by reference to Exhibit
           4.2 to EnergyNorth, Inc.'s Form 10-K (File No. 0-11035) for the fiscal year ended September 30, 1990.

4.3 Fourth Supplemental Indenture, dated as of January 10, 1992, to Gas Service, Inc. General and Refunding
           Mortgage Indenture, dated as of June 30, 1987, is incorporated by reference to Exhibit 4.3 of EnergyNorth, Inc.'s Form 10-K (File No. 0-11035) for the fiscal year ended September 30, 1992.

4.4 Fifth Supplemental Indenture, dated as of February 1, 1995, to Gas Service, Inc. General and Refunding
           Mortgage Indenture, dated as of June 30, 1987, is incorporated by reference to Exhibit 4.4 to EnergyNorth, Inc.'s Form 10-K (File No. 1-11441) for the fiscal year ended September 30, 1996.

4.5 Sixth Supplemental Indenture, dated as of September 15, 1997, to Gas Service, Inc. General and Refunding
           Mortgage Indenture, dated as of June 30, 1987, is incorporated by reference to Exhibit 4.5 to EnergyNorth Natural Gas, Inc.'s Amendment No. 1 to Registration
           Statement on Form S-1, No. 333-32949, dated
           September 10, 1997.

10.1 Gas transportation agreement (FT-A), dated as of September 1, 1993, between Tennessee Gas Pipeline
           Company and EnergyNorth Natural Gas, Inc. is incorporated by reference to Exhibit 10.1 to EnergyNorth, Inc.'s Form 10-K (File No. 0-11035) for the fiscal year ended September 30, 1993.

10.2 Gas transportation agreement (Contract No. 632), dated as of September 1, 1993, between Tennessee Gas Pipeline Company and EnergyNorth Natural Gas, Inc. is incorporated by reference to Exhibit 10.2 of EnergyNorth, Inc.'s Form 10-K (File No. 0-11035) for the fiscal year ended September 30, 1995.

10.3 Tax Sharing Agreement, dated as of October 1, 1988, is incorporated by reference to Exhibit 10.21 to EnergyNorth Natural Gas, Inc.'s Registration Statement on Form S-1, No. 333-32949, dated August 6, 1997.

10.4 Cost Allocation Agreement, dated as of October 1, 1996, is incorporated by reference to 10.22 to EnergyNorth
           Natural Gas, Inc.'s Amendment No. 2 to Registration
           Statement on Form S-1, No. 333-32949, dated September 17, 1997.

13.1       Registrant's Annual Report on Form 10-K for the Fiscal
           Year ended September 30, 1998 as filed with the Securities and Exchange Commission on or about December 22, 1998.

13.2 Part II, Item 2 "Changes in Securities and Use of Proceeds" of the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997 as filed with the Securities and Exchange Commission on or about January 23, 1998.

99.1 Pages 6 through 8 of EnergyNorth, Inc.'s Proxy Statement for its Annual Meeting to be held February 3, 1999.


99.2 Pages 26-32 of the Registrant's Amendment No. 2 to Form S-1 Registration Statement (Reg. No. 333-32949) filed with the Securities and Exchange Commission on or about September 17, 1997.

99.3       Part II, Item 14 "Indemnification of Directors and
           Officers" on page II-1 of the Registrant's Amendment No. 2 to Form S-1 Registration Statement (Reg. No. 333-32949) filed with the Securities and Exchange Commission on or about September 17, 1997.